Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2020 RESULTS, PROVIDES UPDATE ON FEDERAL ACREAGE POSITION AND PERMITS AND
INCREASES FULL YEAR 2020 PRODUCTION GUIDANCE

DALLAS, Texas, July 28, 2020 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2020. A short slide presentation summarizing the highlights of Matador’s second quarter 2020 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Second Quarter 2020 Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of eight slides identified as ‘Chairman’s Remarks’ (Slides A through H) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below.

“The second quarter of 2020 was challenging and chaotic, but, ultimately, the results for the second quarter were better than expected for Matador, as noted in the summary provided in Slide A. The Board and I would like to thank and commend the Matador team for their continued strong execution and professionalism despite the recent challenges of the novel coronavirus and the abrupt decline in oil prices. Consistent with our updated plans for 2020 as provided in early March, we reduced our operated drilling program from five rigs to three rigs during the second quarter, and we continued our focus on capital discipline and operating cost control to further reduce our outspend. As a result, despite the challenges we faced in the second quarter of 2020, Matador delivered record-high oil production, along with record-low unit operating expenses and drilling and completion costs per lateral foot, which should help us to attain free cash flow status by the end of the year. We were heartened by the promising results.

“Throughout the second quarter of 2020, capital efficiency, operating cost control and increasing the number of our A+ locations were key objectives. Our operations group once again led the way in this effort by achieving better-than-anticipated capital costs and operating expenses. Our capital expenditures for drilling, completing and equipping wells in the second quarter were $19 million less than our original estimates for the quarter, and we estimate that $10 million of these savings were attributable to improved operational efficiencies and lower-than-expected drilling and completion costs. Drilling and completion costs for all operated horizontal wells completed and turned to sales in the second quarter of 2020 averaged $881 per completed lateral foot, an all-time low for Matador, as illustrated in Slide B. On the five Ray State wells completed and turned to sales in the second quarter of 2020, all two-mile laterals, we did even better, averaging drilling and completion costs between $750 and $850 per completed lateral foot.

“Operating expenses in the second quarter of 2020 were also at all-time lows for Matador. Lease operating expenses on a unit-of-production basis declined to $3.92 per BOE in the second quarter, resulting primarily from our continued efforts to reduce costs in the field. General and administrative expenses on a unit-of-production basis were $2.21 per BOE, also an all-time low for Matador, as the salary and other cost reductions voluntarily implemented in the first quarter of 2020 were more fully realized during the second quarter (see Slide C).

“During the second quarter of 2020, we achieved the second of four important production milestones we set for Matador in 2020 when the five Ray State wells in the eastern portion of the Rustler Breaks asset area were turned to sales in May and early June, slightly earlier than we had planned (see Slide D). As recently reported in a separate press release, the 24-hour initial potential aggregate test results for the five Ray State wells were approximately 7,600 barrels of oil per day and 29.5 million cubic feet of natural gas per day, and these wells have continued to perform very well. After an average of about 55 days on production, these five wells have already produced in aggregate over 500,000 BOE. The six Rodney Robinson wells also continue to exceed expectations, having already produced in aggregate more than 1.2 million BOE in just over 100 days on production. The early outperformance of the Rodney Robinson and the Ray State wells in the second quarter of 2020 contributed to Matador reporting record oil production in the quarter, even though 10 to 15% of our potential production was shut-in or curtailed during the months of May and June. Matador believes it has hundreds more of these ‘A+ caliber’ wells in its drilling inventory (see Slide E).

“Looking to the third quarter, we are very excited by the outlook for Matador as illustrated in Slide F. First, we expect to achieve the third and fourth of our key production milestones for 2020 as earlier projected. In late July and August, the five Leatherneck wells in the Greater Stebbins Area, all two-mile laterals, should be turned to sales. Then in September and early October, we expect to turn to sales the first 13 Boros wells, also all two-mile laterals, in the Stateline asset area. Second, the San Mateo II expansion in Eddy County, New Mexico should also be completed in the third quarter of 2020, including the addition of an incremental 200 million cubic feet per day of designed natural gas processing capacity and the large-diameter pipelines connecting the Stateline asset area and the Greater Stebbins Area to San Mateo’s Black River Processing Plant in Eddy County, New Mexico. These projects reflect the vision, planning, execution and hard work of the Matador and San Mateo teams to achieve the goals Matador set as part of the Bureau of Land Management lease acquisition two years ago in terms of production and reserves growth, midstream expansion and improved capital efficiency.

“Financially, we were pleased with the recent upgrades by Moody’s Investors Service to our corporate credit rating, senior unsecured notes and rating outlook. We have continued to protect our balance sheet and liquidity and ended the second quarter with outstanding borrowings that were $10 million less than anticipated and a leverage ratio of 2.5x, just as we expected and still well below our reserves-based loan covenant of 4.0x, as shown in Slide G. We expect to generate free cash flow in the fourth quarter of 2020, and we plan to use the excess cash to reduce the debt outstanding under our revolving credit facility. In addition, we continue to be pleased with the growth of our financial and operating results compared to our industry peers (see Slide H).

“The Board, the staff and I look back on the second quarter of 2020 as yet another time when we came together, kept our focus, executed on our revised operating plan and delivered strong results for our shareholders and bondholders in a difficult operating environment. We remain confident the outlook for Matador is very bright, and we look forward not only to completing 2020 on a high note but also to the years to come.”

Financial and Operational Highlights

Oil, Natural Gas and Oil Equivalent Production

•Second quarter 2020 average daily oil equivalent production increased 3% sequentially to 73,300 barrels of oil equivalent (“BOE”) per day (59% oil), as compared to 71,200 BOE per day in the first quarter of 2020, and increased 20% year-over-year, as compared to 61,300 BOE per day in the second quarter of 2019. The 3% sequential increase in average daily oil equivalent production was better than the 4 to 6% decline projected for the quarter, despite the Company having 10 to 15% of its potential production shut-in or curtailed during the months of May and June 2020.

•Despite the shut-ins and curtailments, second quarter 2020 average daily oil production increased 6% sequentially to a record quarterly high for the Company of 43,100 barrels of oil per day, as compared to 40,600 barrels of oil per day in the first quarter of 2020, and increased 17% year-over-year, as compared to 36,800 barrels of oil per day in the second quarter of 2019.

The 6% sequential increase in average daily oil production was better than the Company’s projections for the quarter and was primarily attributable to:

◦better-than-expected initial performance from the six recently completed Rodney Robinson wells in the Antelope Ridge asset area, despite four of these wells being curtailed at restricted flow rates during most of the second quarter;
◦better-than-expected initial performance from the five Ray State wells turned to sales in the Rustler Breaks asset area earlier than anticipated in May and June 2020; and

◦small increases in net revenue interests on several operated wells resulting from recent acreage trades in the Delaware Basin, which added approximately 1,200 barrels of oil per day to the Company’s oil production for the second quarter of 2020.

•Second quarter 2020 average daily natural gas production decreased 1% sequentially to 181.4 million cubic feet of natural gas per day, as compared to 183.2 million cubic feet per day in the first quarter of 2020, but increased 23% year-over-year, as compared to 147.1 million cubic feet per day in the second quarter of 2019. This 1% sequential decrease in average daily natural gas production was less than expected based on the Company’s projections for the quarter. This outperformance was primarily due to:

◦continued cleanup and increasing production from the two recent Avalon completions on the Rodney Robinson tract;
◦improved natural gas takeaway from several wells in the Antelope Ridge asset area;
◦lower-than-expected declines from the Company’s Haynesville shale production during the second quarter of 2020; and
◦small increases in net revenue interests on several operated wells resulting from acreage trades as noted above, which added approximately 7 million cubic feet of natural gas per day to the Company’s natural gas production for the second quarter of 2020.

Net Income, Earnings Per Share and Adjusted EBITDA

•Second quarter 2020 net loss (GAAP basis) was $353.4 million, or a net loss of $3.04 per diluted common share, a decrease from net income of $125.7 million in the first quarter of 2020 and a year-over-year decrease from net income of $36.8 million in the second quarter of 2019. The decreases in sequential and year-over-year net income were primarily attributable to a non-cash full-cost ceiling impairment of $324.0 million recorded in the second quarter of 2020 resulting primarily from the recent sharp declines in oil prices as compared to the prior periods. The decrease in net income was also impacted by a non-cash, unrealized loss on derivatives of $132.7 million in the second quarter of 2020, as compared to a non-cash, unrealized gain on derivatives of $136.4 million in the first quarter of 2020 and a non-cash, unrealized gain on derivatives of $6.2 million in the second quarter of 2019.

•Second quarter 2020 adjusted net loss (a non-GAAP financial measure) was $3.1 million, or an adjusted net loss of $0.03 per diluted common share, a sequential decrease from adjusted net income of $23.1 million in the first quarter of 2020, and a year-over-year decrease from adjusted net income of $34.6 million in the second quarter of 2019. The decreases in sequential and year-over year adjusted net income were primarily attributable to significantly lower second quarter 2020 realized oil and natural gas prices of $24.03 per barrel and $1.49 per thousand cubic feet, respectively, that were 48% and 12% below first quarter 2020 realized oil and natural gas prices of $45.87 per barrel and $1.70 per thousand cubic feet, respectively, and 57% and 9% below second quarter 2019 realized oil and natural gas prices of $56.51 per barrel and $1.64 per thousand cubic feet, respectively.

•Second quarter 2020 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $107.6 million, a sequential decrease from $140.6 million in the first quarter of 2020, and a year-over-year decrease from $144.1 million in the second quarter of 2019. The decreases in sequential and year-over-year Adjusted EBITDA were primarily attributable to lower oil and natural gas prices realized in the second quarter of 2020, which was partially offset by increased oil equivalent production in the second quarter of 2020, as compared to the prior periods.

Third-Party Midstream Services Revenues

•Third-party midstream services revenues were $14.7 million in the second quarter of 2020, a 7% sequential decrease from $15.8 million in the first quarter of 2020, but a 2% year-over-year increase from $14.4 million in the second quarter of 2019. The sequential decrease in third-party midstream services revenues was in line with the Company’s expectations for the second quarter.

Record Low Operating and General and Administrative Unit Costs

•Lease operating expenses (“LOE”) in the second quarter of 2020 were $3.92 per BOE, an 18% sequential decrease from $4.77 per BOE in the first quarter of 2020, and a 17% year-over-year decrease from $4.72 per BOE in the second quarter of 2019. This result was the lowest quarterly LOE per BOE since Matador became a public company. The record low LOE per BOE in the second quarter of 2020 resulted primarily from (1) the Company’s ongoing efforts to reduce costs and improve the efficiency of its operations, (2) lower service costs and (3) lower operating expenses attributable to production curtailments and shut-ins on certain higher-cost wells during the second quarter.

•General and administrative expenses (“G&A”) in the second quarter of 2020 were $2.21 per BOE, a 12% sequential decrease from $2.51 per BOE in the first quarter of 2020, and a 38% year-over-year decrease from $3.56 per BOE in the second quarter of 2019. This result was the lowest quarterly G&A per BOE since Matador became a public company and resulted primarily from the G&A cost reductions initially implemented in the first quarter of 2020, which were more fully realized during the second quarter of 2020.

Lower Capital Expenditures and Improved Capital Efficiency

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $123 million in the second quarter of 2020, or 13% below the Company’s estimate of $142 million for D/C/E capital expenditures during the quarter. Matador estimates that $10 million of these savings were directly attributable to improved operational efficiencies and lower-than-expected drilling and completion costs in the Delaware Basin. The remainder of these cost savings primarily resulted from the timing of operations and are expected to be incurred in the third quarter of 2020.

•Drilling and completion costs for all operated horizontal wells completed and turned to sales in the second quarter of 2020 averaged $881 per completed lateral foot, a sequential decrease of 13% from average drilling and completion costs of $1,016 per completed lateral foot in the first quarter of 2020, and a decrease of 24% from average drilling and completion costs of $1,165 per completed lateral foot achieved in full year 2019. Drilling and completion costs of $881 per completed lateral foot were the lowest quarterly drilling and completion costs per completed lateral foot in the Company’s history.

Hedging Positions

•Matador’s realized gain on derivatives was $44.1 million in the second quarter of 2020, or an average of $11.25 per barrel of oil produced, resulting in part from the restructuring of portions of Matador’s then-existing 2020 West Texas Intermediate (“WTI”) oil hedges in early April 2020. At July 28, 2020, Matador had approximately 6.1 million barrels of oil, or approximately 75 to 80% of its anticipated oil production, hedged for the period July through December 2020 based on the midpoint of its 2020 production guidance, as updated below. Matador also continued to add WTI oil hedges and natural gas hedges for 2021 during the second quarter of 2020.

Note: All references to Matador’s net income (loss), adjusted net income (loss) and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II,” and, together with San Mateo I, “San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full Year 2020 Production Guidance Updated

As shown in the table below, at July 28, 2020, Matador further updated its full year 2020 production guidance as previously updated on April 29, 2020. The Company made no changes to its full year 2020 guidance for capital expenditures to drill, complete and equip wells of $440 to $500 million, nor to its full year 2020 guidance for Matador’s portion of San Mateo’s capital expenditures of $85 to $105 million.

	2020 Guidance Estimates
Guidance Metric	Actual 2019 Results	April 29, 2020(1)	% YoY Change(2)	July 28, 2020(3)	% YoY Change(4)
Total Oil Production, million Bbl	14.0	15.1 to 15.5	+9%	15.35 to 15.65	+11%
Total Natural Gas Production, Bcf	61.1	62.0 to 66.0	+5%	65.5 to 68.5	+10%
Total Oil Equivalent Production, million BOE	24.2	25.4 to 26.5	+7%	26.3 to 27.1	+10%
D/C/E CapEx(5), million $	$671	$440 to $500	-30%	$440 to $500	-30%
San Mateo Midstream CapEx(6), million $	$77	$85 to $105	+23%	$85 to $105	+23%
(1) As of and as provided on April 29, 2020.
(2) Represents percentage change from 2019 actual results to the midpoint of previous 2020 guidance, as provided on April 29, 2020.
(3) As of and as updated on July 28, 2020.
(4) Represents percentage change from 2019 actual results to the midpoint of updated 2020 guidance, as provided on July 28, 2020.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s share of 2020 estimated capital expenditures for San Mateo and accounts for remaining portions of the $50 million capital carry an affiliate of Five Point Energy LLC (“Five Point”) provided as part of the ongoing San Mateo II expansion in Eddy County, New Mexico. San Mateo’s capital expenditures (and Matador’s share of those expenditures) are expected to decline significantly in the fourth quarter of 2020 following the anticipated completion of the 200 million cubic feet per day expansion of the Black River Processing Plant (as defined below), the associated large diameter pipelines and other related infrastructure in September 2020.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net Production Volumes:(1)
Oil (MBbl)(2)	3,920	3,697	3,346
Natural gas (Bcf)(3)	16.5	16.7	13.4
Total oil equivalent (MBOE)(4)	6,670	6,476	5,577
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	43,074	40,626	36,767
Natural gas (MMcf/d)(6)	181.4	183.2	147.1
Total oil equivalent (BOE/d)(7)	73,302	71,161	61,290
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$24.03	$45.87	$56.51
Oil, with realized derivatives (per Bbl)	$35.28	$48.81	$56.86
Natural gas, without realized derivatives (per Mcf)(8)	$1.49	$1.70	$1.64
Natural gas, with realized derivatives (per Mcf)	$1.49	$1.70	$1.64
Revenues (millions):
Oil and natural gas revenues	$118.8	$197.9	$211.1
Third-party midstream services revenues	$14.7	$15.8	$14.4
Lease bonus - mineral acreage	$4.1	$—	$—
Realized gain on derivatives	$44.1	$10.9	$1.2
Operating Expenses (per BOE):
Production taxes, transportation and processing	$2.82	$3.35	$3.86
Lease operating	$3.92	$4.77	$4.72
Plant and other midstream services operating	$1.47	$1.54	$1.51
Depletion, depreciation and amortization	$14.00	$14.01	$14.37
General and administrative(9)	$2.21	$2.51	$3.56
Total(10)	$24.42	$26.18	$28.02
Other (millions):
Net sales of purchased natural gas(11)	$3.1	$2.5	$0.8

Net (loss) income (millions)(12)	$(353.4)	$125.7	$36.8
(Loss) earnings per common share (diluted)(12)	$(3.04)	$1.08	$0.31
Adjusted net (loss) income (millions)(12)(13)	$(3.1)	$23.1	$34.6
Adjusted (loss) earnings per common share (diluted)(12)(14)	$(0.03)	$0.20	$0.30
Adjusted EBITDA (millions)(12)(15)	$107.6	$140.6	$144.1
San Mateo net income (millions)	$15.3	$19.1	$17.0
San Mateo Adjusted EBITDA (millions)(15)	$23.2	$26.2	$22.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.49, $0.59 and $0.81 per BOE of non-cash, stock-based compensation expense in the second quarter of 2020, the first quarter of 2020 and the second quarter of 2019, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $14.0 million, $10.5 million and $9.0 million less expenses of $10.9 million, $8.1 million and $8.2 million in the second quarter of 2020, the first quarter of 2020 and the second quarter of 2019, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

(14) Adjusted earnings (loss) per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per diluted common share and a reconciliation of adjusted earnings (loss) per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Federal Acreage and Permits

Federal Acreage Update

At June 30, 2020, Matador held approximately 127,600 net leasehold and mineral acres in the Delaware Basin in Eddy and Lea Counties, New Mexico and in Loving County, Texas, of which approximately 36,300 net acres, or about 28%, were on federal lands. Approximately 91,300 net acres, or about 72%, of the Company’s Delaware Basin leasehold and mineral position is comprised of private (fee) and state leasehold. In addition, at June 30, 2020, Matador held approximately 27,100 net acres in the Eagle Ford shale play in South Texas and approximately 17,500 net acres in the Haynesville shale play in Northwest Louisiana, of which only about 600 net acres were located on federal lands. Including the Company’s South Texas and Northwest Louisiana acreage and mineral positions, at June 30, 2020, only about 21% of Matador’s total net leasehold and mineral acreage was on federal lands, giving the Company considerable options for oil and natural gas development across its acreage position and years of additional drilling inventory, including many “A+ locations,” outside of its federal leasehold position.

A more detailed breakdown of Matador’s federal leasehold position by asset area in the Delaware Basin is provided in the table below.

		Delaware	Federal	% of Delaware
Delaware Asset Area	County	Leasehold	Leasehold	Leasehold
		(net acres)	(net acres)
Antelope Ridge	Lea	16,300	8,500	7%
Rustler Breaks	Eddy	26,700	3,900	3%
Stateline	Eddy	2,800	2,800	2%
Arrowhead	Eddy	26,900	13,500	10%
Ranger	Lea	19,100	7,200	6%
Twin Lakes	Lea	24,500	400	—
Wolf/Jackson Trust	Loving	10,800	—	—
Other	—	500	—	—
TOTAL		127,600	36,300	28%

At June 30, 2020, Matador estimates that approximately 62% of its federal leasehold in the Delaware Basin was held by production, including all 1,200 net acres in the recently drilled Rodney Robinson tract. In addition, Matador should soon have much of the Stateline asset area held by production when the Boros wells are turned to sales in September and October 2020. The Company believes the remainder of the Stateline asset area could be held by production prior to January 2021, which can be accomplished by completing and turning to sales at least one of the Voni wells currently being drilled on the western side of the Stateline asset area prior to that time. Once the Stateline asset area is held by production, Matador estimates that approximately 70% of its federal leasehold would then be held by production. Further, almost 9,000 net acres of Matador’s federal acreage position in the Delaware Basin, or approximately 25% (comprising almost all the Company’s remaining federal leasehold in the Delaware Basin), is not subject to expiration before 2028.

Federal Permits Update

The table below summarizes the Company’s undrilled federal drilling permits, approved and in progress, at July 28, 2020.

		Undrilled Permits	Undrilled Permits
Delaware Asset Area	County	Approved and Received	in Progress
Antelope Ridge (Rodney Robinson)(1)	Lea	21	2
Antelope Ridge (All other)	Lea	31	10
Arrowhead	Eddy	48	37
Ranger	Lea	23	6
Rustler Breaks	Eddy	28	11
Stateline (Boros)(1)	Eddy	31	—
Stateline (Voni)(1)	Eddy	36	2
TOTAL		218	68
(1) Does not include permits approved for six Rodney Robinson, 13 Boros and six Voni wells that have already been drilled.

At July 28, 2020, Matador is pleased to report that it has secured 218 federal drilling permits and has 68 additional permits currently under review by the Bureau of Land Management (“BLM”) for future drilling on federal lands across its various asset areas in the Delaware Basin. As a result, Matador expects to have secured almost 300 approved permits to drill on its federal properties prior to the end of 2020.

Matador’s land and operating teams have worked diligently over the past several years to build this robust inventory of federal permits and are to be commended for their efforts. Matador has consistently found the BLM staff to be professional, diligent and reasonable in their requirements for obtaining the necessary federal permits. Matador particularly appreciates the assistance and support of the BLM staff, as well as their ongoing review and approval of drilling and surface permits, during this time of the novel coronavirus pandemic and upheaval in the commodity markets.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated wells completed and turned to sales in the Delaware Basin in the second quarter of 2020. Matador continues to be pleased with the well results across its acreage position in the Delaware Basin and, in particular, with the early performance from its first five Ray State wells, all two-mile laterals, as initially reported on June 18, 2020. The Ray State wells were turned to sales at varying times during late May and early June, and production from these wells was curtailed somewhat during the second quarter following their 24-hour IP tests. In aggregate, these five wells tested 12,507 BOE per day (61% oil), including 7,599 barrels of oil per day and 29.5 million cubic feet of natural gas per day. (Please see Matador’s June 18, 2020 press release for additional information about the Ray State wells.)

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Rustler Breaks, Eddy County, NM
Ray State Com 36&25-23S 28E #203H	Wolfcamp A-XY	2,401	242	77%	Completed lateral length of 9,937 feet; D&C costs of $731 per completed lateral foot.
Ray State Com 36&25-23S 28E #204H	Wolfcamp A-XY	1,703	171	79%	Completed lateral length of 9,925 feet; D&C costs of $762 per completed lateral foot.
Ray State Com 36&25-23S 28E #217H	Wolfcamp A-Lower	2,693	270	78%	Completed lateral length of 9,957 feet; D&C costs of $926 per completed lateral foot.
Ray State Com 36&25-23S 28E #223H	Wolfcamp B-Blair	2,863	296	42%	Completed lateral length of 9,679 feet; D&C costs of $833 per completed lateral foot.
Ray State Com 36&25-23S 28E #224H	Wolfcamp B-Blair	2,847	286	39%	Completed lateral length of 9,950 feet; D&C costs of $804 per completed lateral foot.
Wolf, Loving County, TX
Larson 04-TTT-B02 WF #136H	Third Bone Spring Carbonate	1,668	224	68%	Matador’s first test of the Third Bone Spring Carbonate in the Delaware Basin.
Note: D&C = drilling and completion.
(1) 24-hour IP per 1,000 feet of completed lateral length.

Matador is also pleased to report today the 24-hour IP test results from the Larson 04-TTT-B02 WF #136H (Larson #136H) well in the Wolf asset area in Loving County, Texas, which is the Company’s first test of the Third Bone Spring Carbonate formation in the Delaware Basin. As noted in the table above, the Larson #136H well tested 1,668 BOE per day (68% oil) from a completed lateral length of 7,443 feet, including 1,138 barrels of oil per day and 3.2 million cubic feet of natural gas per day. Matador believes this test result from the Larson #136H well indicates the prospectivity of the Third Bone Spring Carbonate, not only in the Wolf asset area, but also in other of the Company’s asset areas throughout the Delaware Basin. Matador looks forward to future tests of the Third Bone Spring Carbonate interval.

Operations Update

Drilling and Completion Activity

Matador began the year operating six drilling rigs in the Delaware Basin. The Company began the second quarter of 2020 operating only five drilling rigs in the Delaware Basin. Matador released one of these drilling rigs in late April and another in late June as anticipated. At July 28, 2020, Matador is now operating three drilling rigs in the Delaware Basin and expects to operate these three drilling rigs in the Delaware Basin throughout the remainder of 2020. Two of these rigs are expected to operate in the Stateline asset area with the third rig operating primarily in the Rustler Breaks and Antelope Ridge asset areas. Matador plans to begin drilling the next four wells on its Rodney Robinson tract in the western portion of the Antelope Ridge asset area in the fourth quarter of 2020, but these wells are not expected to be completed and turned to sales until early in the second quarter of 2021.

Wells Completed and Turned to Sales

During the second quarter of 2020, Matador completed and turned to sales a total of 13 gross (8.3 net) wells in its various operating areas. This total was comprised of 11 gross (8.3 net) operated wells and two gross (< 0.1 net) non-operated wells, which was consistent with Matador’s estimates for the second quarter of 2020. Of the 11 operated wells, five were two-mile laterals (the Ray State wells), three were approximately 1.5-mile laterals (all three in the Wolf asset area) and three were one-mile laterals (two in the Wolf asset area and one in the Antelope Ridge asset area).

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	1	1.0	2	0.0	3	1.0	1-WC A
Arrowhead	-	-	-	-	-	-	No wells turned to sales in Q2 2020
Ranger	-	-	-	-	-	-	No wells turned to sales in Q2 2020
Rustler Breaks	5	2.6	-	-	5	2.6	3-WC A, 2-WC B
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q2 2020
Wolf/Jackson Trust	5	4.7	-	-	5	4.7	3-2BS, 1-3BS-Carb, 1-WC A
Delaware Basin	11	8.3	2	0.0	13	8.3
South Texas	-	-	-	-	-	-	No wells turned to sales in Q2 2020
Haynesville Shale	-	-	-	-	-	-	No wells turned to sales in Q2 2020
Total	11	8.3	2	0.0	13	8.3
Note: WC = Wolfcamp; BS = Bone Spring; BS-Carb = Bone Spring Carbonate. For example, 1-3BS-Carb indicates one Third Bone Spring Carbonate completion and 3-WC A indicates three Wolfcamp A completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, declined 48% sequentially from $45.87 per barrel in the first quarter of 2020 to $24.03 per barrel in the second quarter of 2020, primarily resulting from the sharp decline in oil prices that began in early March 2020.  Matador’s weighted average oil price differential relative to the WTI benchmark decreased from +$0.09 per barrel in the first quarter of 2020 to ($3.97) per barrel in the second quarter of 2020, inclusive of transportation costs.

For the third quarter of 2020, Matador’s weighted average oil price differential relative to the WTI benchmark price is anticipated to be in the range of ($2.00) to ($3.00), inclusive of the monthly roll and transportation costs.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, declined 12% sequentially from $1.70 per thousand cubic feet in the first quarter of 2020 to $1.49 per thousand cubic feet in the second quarter of 2020, due primarily to lower benchmark natural gas prices. Matador realized a weighted average natural gas price differential of ($0.26) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the second quarter of 2020, as compared to a differential of ($0.17) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the first quarter of 2020. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the third quarter of 2020, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of flat to +$0.20.

Third Quarter 2020 Updated Completions and Production Cadence

Third Quarter 2020 Drilling and Completion Activity

As noted above, Matador expects to operate just three drilling rigs in the Delaware Basin during the third quarter of 2020, with two of these rigs operating in the Stateline asset area. Matador has completed and expects to turn to sales five Leatherneck wells in the Stebbins area and surrounding leaseholds in the southern portion of the Arrowhead asset area (the “Greater Stebbins Area”) in late July and August of 2020. The Leatherneck wells are all two-mile laterals, including two Third Bone Spring completions, two Wolfcamp A-XY completions and one Wolfcamp B completion. To Matador’s knowledge, this is the first horizontal test of the Wolfcamp B formation by an operator in this area of the Delaware Basin. Then, in September 2020, Matador expects to begin turning to sales the 13 Boros wells, all two-mile laterals, drilled and currently being completed in the Stateline asset area, including one Avalon, two Second Bone Spring, four Wolfcamp A-XY, four Wolfcamp A-Lower and two Wolfcamp B completions. These wells are expected to be turned to sales in a staggered fashion of three to four wells at a time throughout September and into early October.

Matador also expects to complete and turn to sales five additional operated wells in the Rustler Breaks asset area and two additional operated wells in the Wolf asset area in the second half of 2020. Matador expects that all wells completed and turned to sales throughout the remainder of 2020 will be two-mile laterals, with the exception of the two wells in the Wolf asset area, which are 1.5-mile laterals. Matador expects to turn to sales 19 gross (17.0 net) operated wells in the third quarter of 2020 and six gross (4.3 net) operated wells in the fourth quarter of 2020.

Third Quarter 2020 Oil, Natural Gas and Oil Equivalent Production

At July 28, 2020, Matador expects its third quarter 2020 average daily oil equivalent production to decline 5 to 6% sequentially, as compared to its second quarter 2020 production of approximately 73,300 BOE per day. Average daily oil equivalent production should then increase significantly in the fourth quarter of 2020 when the first full quarter of production is realized from the Leatherneck wells and most of the Boros wells. As Matador has noted in prior releases, the cadence of quarterly production and cash flow has become more “lumpy” as larger groups of wells are being completed and turned to sales at any given time, especially with the reduction from six to three operated drilling rigs in the Delaware Basin. For example, from the time the Ray State wells were turned to sales in late May and early June until the Leatherneck wells are turned to sales in late July and August, no other new wells are planned to be turned to sales, which is expected to contribute to declining production volumes in the third quarter. In addition, Matador expects to have approximately 1,500 BOE per day and 2,500 BOE per day of its potential production shut-in during the months of July and August, respectively, attributable to completion operations offsetting currently producing wells. Further, second quarter 2020 production results were enhanced by approximately 2,500 BOE per day resulting from net revenue interest changes attributable to recent acreage trades with other operators in the Delaware Basin.

As a result, average daily oil production in the third quarter of 2020 is expected to decline 5 to 7%, as compared to 43,100 barrels per day in the second quarter, and average daily natural gas production in the third quarter is expected to decline by 4 to 6%, as compared to 181.4 million cubic feet per day in the second quarter of 2020. Matador does expect its oil and natural gas production to begin increasing in September as ten of the 13 Boros wells are expected to be turned to sales, although a number of those wells are expected to be turned to sales in mid-to-late September and should not have much impact on third quarter production volumes.

San Mateo Highlights and Update

Operating Highlights

San Mateo’s operations in the second quarter of 2020 were highlighted by increased water gathering and disposal volumes and consistent oil gathering and transportation volumes, as compared to the first quarter of 2020.  As anticipated, natural gas gathering and processing volumes declined in the second quarter of 2020. San Mateo anticipates that natural gas gathering and processing volumes, water gathering and disposal volumes and oil gathering and transportation volumes should all increase during the second half of 2020, as Matador begins to turn to sales the Leatherneck wells in the Greater Stebbins Area and the Boros wells in the Stateline asset area.

San Mateo continued construction of an additional 200 million cubic feet per day of designed natural gas processing inlet capacity as part of the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”), which is anticipated to be completed in late August 2020.  Construction of the Black River Processing Plant expansion, which will bring the plant’s total designed natural gas processing inlet capacity to 460 million cubic feet per day, remains on time and on budget. When completed, the additional 200 million cubic feet of designed natural gas processing inlet capacity should provide sufficient natural gas processing services for Matador’s production from the Stateline asset area and the Greater Stebbins Area. Matador anticipates that San Mateo should generate positive free cash flow in 2021.

During the second quarter of 2020, San Mateo also continued the construction of the two large-diameter natural gas gathering lines connecting the Stateline asset area and the Greater Stebbins Area with the Black River Processing Plant, as well as the construction of an oil transportation line from the Greater Stebbins Area to the central delivery point for oil in the Rustler Breaks asset area. These gathering and transportation lines are scheduled to be placed in service in September 2020.

Gathering, Processing and Disposal Volumes

San Mateo’s operating and financial results during the second quarter of 2020 were as follows:

•Gathered an average of 195 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 3% sequential decrease, as compared to 201 million cubic feet per day in the first quarter of 2020, but a 2% year-over-year increase, as compared to 192 million cubic feet per day in the second quarter of 2019.

•Processed an average of 162 million cubic feet of natural gas per day at the Black River Processing Plant, a 9% sequential decrease, as compared to 177 million cubic feet per day in the first quarter of 2020, but a 6% year-over-year increase, as compared to 152 million cubic feet per day in the second quarter of 2019.

•Disposed of an average of 217,000 barrels of salt water per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 7% sequential increase, as compared to 203,000 barrels per day in the first quarter of 2020, and a 17% year-over-year increase, as compared to 186,000 barrels per day in the second quarter of 2019.

•Gathered an average of 27,300 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a 2% sequential increase, as compared to 26,800 barrels of oil per day in the first quarter of 2020, and a 25% year-over-year increase, as compared to 21,900 barrels per day in the second quarter of 2019.

Financial Results

During the second quarter of 2020, San Mateo achieved:

•Net income (GAAP basis) of $15.3 million, a 20% sequential decrease from $19.1 million in the first quarter of 2020, and a 10% year-over-year decrease from $17.0 million in the second quarter of 2019.

•Adjusted EBITDA (a non-GAAP financial measure) of $23.2 million, an 11% sequential decrease from $26.2 million in the first quarter of 2020, but a 2% year-over-year increase from $22.7 million in the second quarter of 2019. The Company expects San Mateo’s Adjusted EBITDA to remain relatively flat sequentially in the third quarter before increasing significantly in the fourth quarter of 2020.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was $33 million in the second quarter of 2020, about $8 million less than the Company’s estimate of $41 million for the quarter, primarily attributable to the timing of construction. Certain capital expenditures previously anticipated for the second quarter are now expected to be incurred primarily in the third quarter as the San Mateo II expansion in Eddy County, New Mexico is nearing completion.

Hedging Positions

Matador continues to proactively manage its hedging positions in this lower commodity price environment and has made further changes and additions to its hedging positions since the Company’s April 29, 2020 first quarter earnings release.

The following is a summary of the Company’s open derivative financial instruments through 2022 at June 30, 2020.

	Q3 2020	Q4 2020	FY 2021	FY 2022
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	879	879	2,400	-
Weighted-average Price Ceiling ($/Bbl)	$66.05	$66.05	$45.71	-
Weighted-average Price Floor ($/Bbl)	$48.03	$48.03	$35.00	-
WTI Swaps - Volumes Hedged (MBbl)	2,160	2,160	2,040	-
Swap Price ($/Bbl)	$35.00	$35.00	$35.26	-

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	-	5,200,000	7,800,000	-
Weighted-average Price Ceiling ($/MMBtu)	-	$3.82	$3.82	-
Weighted-average Price Floor ($/MMBtu)	-	$2.51	$2.51	-

Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	2,448	2,448	8,400	5,520
Weighted-average Price ($/Bbl)	+$0.61	+$0.61	+$0.87	+$0.95

Environmental, Social and Governance Update

Matador has maintained an active environmental, social and governance (“ESG”) program since inception. To address the increasing focus on ESG matters, Matador has continued to update and expand its disclosure regarding various ESG initiatives through its investor presentations and press releases and through a more complete presentation available on the Company’s website on the ESG page under the Investor Relations tab.

Listed below are a few recent highlights associated with the Company’s ongoing ESG initiatives.

•During the second quarter of 2020, Matador transported via pipeline approximately two-thirds of the gross operated oil production and approximately 96% of the gross operated water production from its Delaware Basin wells, thereby removing, on an annualized basis, approximately 500,000 truckloads of fluid and more than seven million roundtrip trucking miles from the roadways per year.

•Since the fourth quarter of 2019, Matador has doubled the number of improved, high-technology vapor recovery units (“VRUs”) in use across its Delaware Basin operations, including installing these units on all of its newly constructed tank batteries in the Delaware Basin. These new VRUs have significantly increased the Company’s recovery of flash gas volumes. Daily gross flash gas recovery averaged 8.2 million cubic feet of natural gas per day across Matador’s Delaware operations in the second quarter of 2020, an increase of approximately 70% from the average daily gross flash gas recovery during 2019.

•To further reduce natural gas emissions, Matador has recently enhanced its leak detection and repair (“LDAR”) capabilities through the purchase of two new Forward Looking Infrared (“FLIR”) optical gas imaging cameras for the purpose of conducting ongoing voluntary inspections of its field operations, in addition to using third-party contractors for such inspections, both those required by federal regulations and those voluntarily conducted in excess of such regulations. During the first six months of 2020, Matador conducted over five times as many voluntary LDAR inspections as it did in the first six months of 2019.

•Matador continues its efforts to use recycled, produced water when possible in its hydraulic fracturing operations. By year-end 2020, Matador estimates it will have used over 680 million gallons of recycled produced water in its Delaware Basin hydraulic fracturing operations since the inception of the Company’s water recycling program in 2015. In the Wolf asset area, Matador estimates that 94% of the total fluid volume used in its fracturing operations during 2020 will be comprised of recycled water. The Company is also securing the necessary permits for future water recycling operations in the Stateline asset area, the Rodney Robinson leasehold and the Greater Stebbins Area, which should enable Matador to significantly increase its use of recycled water in hydraulic fracturing operations going forward.

•As Matador has transitioned to the use of more slickwater in its hydraulic fracturing operations, fewer chemicals are being used in the fracturing fluids pumped, as compared to older-vintage treatments using hybrid, crosslink fluid systems. In addition, through its service providers, Matador continues to report the contents of 100% of its hydraulic fracture treatments to the publicly available FracFocus Chemical Disclosure Registry.

•Matador maintains its commitment to a proactive safety culture with approximately 1.8 million employee man hours and zero employee lost time accidents since 2017. Further, Matador has had no recordable employee injuries since 2014.

Matador invites questions and suggestions from its investors and stakeholders regarding its ESG disclosure and looks forward to providing future updates on its ESG initiatives.

Conference Call Information

The Company will host a live conference call on Wednesday, July 29, 2020, at 9:00 a.m. Central Time to review its second quarter 2020 operational and financial results. To access the live conference call, domestic participants should dial (855) 634-2925 and international participants should dial (720) 634-2925. The conference ID and passcode is 828793. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through August 31, 2020.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and our business; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash	$20,573	$40,024
Restricted cash	22,935	25,104
Accounts receivable
Oil and natural gas revenues	57,854	95,228
Joint interest billings	64,037	67,546
Other	21,623	26,639
Derivative instruments	13,304	—
Lease and well equipment inventory	11,940	10,744
Prepaid expenses and other current assets	15,017	13,207
Total current assets	227,283	278,492
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	5,041,026	4,557,265
Unproved and unevaluated	983,391	1,126,992
Midstream properties	773,314	643,903
Other property and equipment	28,233	27,021
Less accumulated depletion, depreciation and amortization	(3,163,037)	(2,655,586)
Net property and equipment	3,662,927	3,699,595
Other assets
Derivative instruments	6,634	—
Deferred income taxes	35,694	—
Other long-term assets	68,595	91,589
Total assets	$4,001,133	$4,069,676
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,747	$25,230
Accrued liabilities	189,115	200,695
Royalties payable	60,995	85,193
Amounts due to affiliates	862	19,606
Derivative instruments	14,073	1,897
Advances from joint interest owners	19,931	14,837
Amounts due to joint ventures	—	486
Other current liabilities	44,046	51,828
Total current liabilities	344,769	399,772
Long-term liabilities
Borrowings under Credit Agreement	385,000	255,000
Borrowings under San Mateo Credit Facility	320,000	288,000
Senior unsecured notes payable	1,040,207	1,039,416
Asset retirement obligations	37,997	35,592
Derivative instruments	5,984	1,984
Deferred income taxes	11,090	37,329
Other long-term liabilities	37,585	43,131
Total long-term liabilities	1,837,863	1,700,452
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,983,790 and 116,644,246 shares issued; and 116,843,587 and 116,642,899 shares outstanding, respectively	1,170	1,166
Additional paid-in capital	2,020,298	1,981,014
Accumulated deficit	(376,187)	(148,500)
Treasury stock, at cost, 140,203 and 1,347 shares, respectively	(1,449)	(26)
Total Matador Resources Company shareholders’ equity	1,643,832	1,833,654
Non-controlling interest in subsidiaries	174,669	135,798
Total shareholders’ equity	1,818,501	1,969,452
Total liabilities and shareholders’ equity	$4,001,133	$4,069,676

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Oil and natural gas revenues	$118,767	$211,060	$316,681	$404,329
Third-party midstream services revenues	14,668	14,359	30,498	26,197
Sales of purchased natural gas	13,981	8,963	24,525	20,194
Lease bonus - mineral acreage	4,062	—	4,062	—
Realized gain on derivatives	44,110	1,165	54,977	4,435
Unrealized (loss) gain on derivatives	(132,668)	6,157	3,762	(39,562)
Total revenues	62,920	241,704	434,505	415,593
Expenses
Production taxes, transportation and processing	18,797	21,542	40,513	41,207
Lease operating	26,162	26,351	57,072	57,514
Plant and other midstream services operating	9,780	8,422	19,744	17,738
Purchased natural gas	10,922	8,172	18,980	18,806
Depletion, depreciation and amortization	93,350	80,132	184,057	156,999
Accretion of asset retirement obligations	495	420	971	834
Full-cost ceiling impairment	324,001	—	324,001	—
General and administrative	14,723	19,876	30,945	38,166
Total expenses	498,230	164,915	676,283	331,264
Operating (loss) income	(435,310)	76,789	(241,778)	84,329
Other income (expense)
Net loss on asset sales and impairment	(2,632)	(368)	(2,632)	(368)
Interest expense	(18,297)	(18,068)	(38,109)	(35,997)
Other income (expense)	473	(423)	1,793	(532)
Total other expense	(20,456)	(18,859)	(38,948)	(36,897)
(Loss) income before income taxes	(455,766)	57,930	(280,726)	47,432
Income tax (benefit) provision
Deferred	(109,823)	12,858	(69,866)	11,845
Total income tax (benefit) provision	(109,823)	12,858	(69,866)	11,845
Net (loss) income	(345,943)	45,072	(210,860)	35,587
Net income attributable to non-controlling interest in subsidiaries	(7,473)	(8,320)	(16,827)	(15,782)
Net (loss) income attributable to Matador Resources Company shareholders	$(353,416)	$36,752	$(227,687)	$19,805
(Loss) earnings per common share
Basic	$(3.04)	$0.32	$(1.96)	$0.17
Diluted	$(3.04)	$0.31	$(1.96)	$0.17
Weighted average common shares outstanding
Basic	116,071	116,571	115,977	116,469
Diluted	116,071	116,903	115,977	116,839

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2020	2019
Operating activities
Net (loss) income	$(210,860)	$35,587
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(3,762)	39,562
Depletion, depreciation and amortization	184,057	156,999
Accretion of asset retirement obligations	971	834
Full-cost ceiling impairment	324,001	—
Stock-based compensation expense	7,080	9,076
Deferred income tax (benefit) provision	(69,866)	11,845
Amortization of debt issuance cost	1,399	1,189
Net loss on asset sales and impairment	2,632	368
Changes in operating assets and liabilities
Accounts receivable	46,628	(378)
Lease and well equipment inventory	(868)	(3,456)
Prepaid expenses and other current assets	(1,610)	(4,834)
Other long-term assets	1,806	(415)
Accounts payable, accrued liabilities and other current liabilities	(52,351)	(48,746)
Royalties payable	(24,198)	1,353
Advances from joint interest owners	5,094	(6,243)
Other long-term liabilities	232	1,756
Net cash provided by operating activities	210,385	194,497
Investing activities
Oil and natural gas properties capital expenditures	(335,098)	(349,915)
Midstream capital expenditures	(123,338)	(64,106)
Expenditures for other property and equipment	(1,381)	(2,206)
Proceeds from sale of assets	1,056	21,533
Net cash used in investing activities	(458,761)	(394,694)
Financing activities
Borrowings under Credit Agreement	130,000	165,000
Borrowings under San Mateo Credit Facility	32,000	20,000
Cost to amend Credit Agreement	(660)	(415)
Proceeds from stock options exercised	45	3,298
Contributions related to formation of San Mateo I	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	67,172	19,831
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(22,050)	(17,640)
Taxes paid related to net share settlement of stock-based compensation	(1,493)	(3,309)
Other	7,042	(490)
Net cash provided by financing activities	226,756	200,975
(Decrease) increase in cash and restricted cash	(21,620)	778
Cash and restricted cash at beginning of period	65,128	83,984
Cash and restricted cash at end of period	$43,508	$84,762

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company, Consolidated

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2020	2020	2019
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(353,416)	$125,729	$36,752
Net income attributable to non-controlling interest in subsidiaries	7,473	9,354	8,320
Net (loss) income	(345,943)	135,083	45,072
Interest expense	18,297	19,812	18,068
Total income tax (benefit) provision	(109,823)	39,957	12,858
Depletion, depreciation and amortization	93,350	90,707	80,132
Accretion of asset retirement obligations	495	476	420
Full-cost ceiling impairment	324,001	—	—
Unrealized loss (gain) on derivatives	132,668	(136,430)	(6,157)
Stock-based compensation expense	3,286	3,794	4,490
Net loss on asset sales and impairment	2,632	—	368
Consolidated Adjusted EBITDA	118,963	153,399	155,251
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(11,369)	(12,823)	(11,147)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$107,594	$140,576	$144,104

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2020	2020	2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$101,013	$109,372	$135,257
Net change in operating assets and liabilities	368	24,899	2,472
Interest expense, net of non-cash portion	17,582	19,128	17,522
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(11,369)	(12,823)	(11,147)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$107,594	$140,576	$144,104

Adjusted EBITDA – San Mateo

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2020	2020	2019
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$15,252	$19,088	$16,979
Depletion, depreciation and amortization	4,786	4,600	3,565
Interest expense	1,854	2,437	2,180
Accretion of asset retirement obligations	49	45	25
Net loss on impairment	1,261	—	—
Adjusted EBITDA	$23,202	$26,170	$22,749

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2020	2020	2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$20,164	$25,244	$18,650
Net change in operating assets and liabilities	1,354	(1,341)	2,031
Interest expense, net of non-cash portion	1,684	2,267	2,068
Adjusted EBITDA	$23,202	$26,170	$22,749

Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net (loss) income and adjusted (loss) earnings per diluted common share.  These non-GAAP items are measured as net (loss) income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net (loss) income and adjusted (loss) earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net (loss) income and adjusted (loss) earnings per diluted common share to their most directly comparable GAAP measure of net (loss) income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
(In thousands, except per share data)
Unaudited Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(353,416)	$125,729	$36,752
Total income tax (benefit) provision	(109,823)	39,957	12,858
(Loss) income attributable to Matador Resources Company shareholders before taxes	(463,239)	165,686	49,610
Less non-recurring and unrealized charges to (loss) income before taxes:
Full-cost ceiling impairment	324,001	—	—
Unrealized loss (gain) on derivatives	132,668	(136,430)	(6,157)
Net loss on asset sales and impairment	2,632	—	368
Adjusted (loss) income attributable to Matador Resources Company shareholders before taxes	(3,938)	29,256	43,821
Income tax (benefit) expense(1)	(827)	6,144	9,202
Adjusted net (loss) income attributable to Matador Resources Company shareholders (non-GAAP)	$(3,111)	$23,112	$34,619

Basic weighted average shares outstanding, without participating securities	116,071	115,883	115,655
Dilutive effect of participating securities	—	724	916
Weighted average shares outstanding, including participating securities - basic	116,071	116,607	116,571
Dilutive effect of options and restricted stock units	—	77	332
Weighted average common shares outstanding - diluted	116,071	116,684	116,903
Adjusted (loss) earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$(0.03)	$0.20	$0.30
Diluted	$(0.03)	$0.20	$0.30

(1) Estimated using federal statutory tax rate in effect for the period.